EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

HC2 Holdings, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-217274, No. 333-213107, No. 333-207266, No. 333-207470, and No. 333-248695) and Form S-8 (No. 333-224657, No. 333-218835 and No. 333-198727) of HC2 Holdings, Inc. of our report dated March 16, 2020 March 16, 2020, (except for Notes 1-8, 10, 11, 13-18, and 21-24, as to which the date is October 7, 2020), relating to the consolidated financial statements, and of our report dated March 16, 2020 on the effectiveness of HC2 Holdings, Inc.’s internal control over financial reporting, which appear in this Current Report on Form 8-K dated October 7, 2020.

/s/ BDO USA, LLP

New York, NY
October 7, 2020